EXHIBIT 10.3

05 March 2012
Jeffrey Nachbor
14107 Manor Drive
Leawood, KS 66224

Dear Jeffrey:

In light of your performance in the position of Senior Vice President, Financial Operations, we are pleased to offer you a temporary living assistance bonus as detailed below:

1.
You will be paid a lump sum temporary living payment in the amount of $40,000 (grossed up to cover taxes). This amount will be reported as taxable income on your W-2 for 2012. You agree and understand that this is the only temporary living payment that will be made to you in 2012. This $40,000 is intended to cover your temporary living expenses for the next 18 months; therefore you will not be eligible for consideration for any additional temporary living assistance.

2.
You agree that should you voluntarily terminate your employment prior to the completion of 18 months of employment after receiving this bonus, you will reimburse Cricket on a prorated basis, at 1/18th of the total amount for each remaining month from the date of the voluntary termination.

3.
You agree and understand that the bonus payment is made in lieu of normal travel and temporary living expenses for which you would normally be reimbursed to include, but not limited to: airfare (or other public transportation), lodging, meals, rental cars, travel within the local area (such as taxi service or van service to the airport, etc.).

All components of the offer are contingent upon continuing active employment at a satisfactory level as determined by your supervisor.

Congratulations and we wish you continued success at Cricket!

Sincerely,

/s/ Leonard C. Stephens

Leonard C. Stephens
Senior Vice President, Human Resources

I accept the terms of the offer for temporary living assistance made to me by Cricket Communications, Inc., and agree to the terms set forth above.

Agreement Acknowledged:	Jeffrey Nachbor	/s/ Jeffrey E. Nachbor
	Printed Name	Signature

3/8/2012
Date
cc: Bill Ingram